SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: August 28, 2013 Date of earliest event reported: August 27, 2013

MARTHA STEWART LIVING OMNIMEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15395	52-2187059
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

601 West 26th Street New York, NY		10001
(Address of principal executive offices)		(Zip Code)

(212) 827-8000

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders

The Annual Meeting of Stockholders of Martha Stewart Living Omnimedia, Inc. (the “Company”) was held on August 27, 2013 (the “Annual Meeting”). As of July 2, 2013, the record date for the Annual Meeting, there were 41,463,479 shares of Class A Common Stock and 25,984,625 shares of Class B Common Stock outstanding, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes. At the Annual Meeting, shares of Class A and Class B Common Stock representing 282,209,620 votes or approximately 93.7% of the voting power on the record date were represented either in person or by proxy.

Described below are the matters voted upon at the Annual Meeting and the voting results.

Proposal 1: To elect nominees to the Board of Directors for the term as described in the proxy statement of the Company.

The following nominees were elected as directors by the votes indicated below for a term that will expire on the date of the 2014 annual meeting of stockholders, or until their successors are duly elected and qualified.

Directors	Votes For	Votes Withheld
Martha Stewart	281,202,351	1,007,269
Arlen Kantarian	280,993,987	1,215,633
William Roskin	280,957,222	1,252,398
Margaret Smyth	281,071,807	1,137,813
Daniel Dienst	281,672,656	536,964
Pierre deVillemejane	281,669,670	539,950

Proposal 2: Approval of the material terms of the performance goals that may apply to performance-based awards under the Martha Stewart Living Omnimedia, Inc. Omnibus Stock and Option Compensation Plan.

This proposal was approved by the votes indicated below.

For	Against	Abstain
281,619,437	529,382	60,801

Proposal 3: Advisory vote on compensation of our named executive officers.

This proposal was approved by the votes indicated below.

For	Against	Abstain
278,410,683	1,696,828	2,102,109

Because there were no routine matters to be voted upon at the Annual Meeting, no broker non-votes were recorded for any purpose.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTHA STEWART LIVING OMNIMEDIA, INC.

Date: August 28, 2013	By:	/s/ Daniel Taitz
Chief Administrative Officer and General Counsel

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